CERTIFICATE OF AMENDMENT

                                 TO THE RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          DENDRITE INTERNATIONAL, INC.


                  In accordance with the provisions of Sections 14A:7-15.1, 14A:9-2(2) and 14A:9-4(2) of the New Jersey Business Corporation Act, the undersigned corporation executes this Certificate of Amendment to its Restated Certificate of Incorporation.

                  1. The name of the corporation is Dendrite International, Inc. (the "Corporation").

                  2. The Board of Directors of the Corporation duly adopted resolutions approving a three-for-two forward stock split (the "Forward Split") by unanimous written consent dated as of September 13, 1999.

                  3. This Amendment to the Restated Certificate of Incorporation will not adversely affect the rights or preferences of the holders of the outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the Forward Split exceeding the percentage of authorized shares that was unissued before the Forward Split.

                  4. There are 25,977,649 shares of common stock, with no par value (the "Common Stock") subject to the Forward Split. Upon completion of the Forward Split, 38,966,474 shares of Common Stock will be issued, outstanding or held in the treasury of the Corporation.

                  5.   Article   SIXTH   of   the   Restated    Certificate   of
                       Incorporation of the Corporation is amended to read as follows:

                  "The following is a statement of the designations and powers, preferences and rights, and the relative participating, optional or other special rights, and the qualifications, limitations and restrictions granted to or imposed upon the respective classes of shares of capital stock of the Corporation or the holders thereof:

                  This Corporation is authorized to issue an aggregate of 165,000,000 shares, which shall have no par value per share. Of these shares, 150,000,000 shall be Common Stock, and 15,000,000 shares shall be preferred stock without designation until further action by the Board of Directors as provided below. The division of authorized shares of preferred stock into series, the determination of the designation and the number of shares of any series, the determination of the relative rights preferences and limitations of the shares of any series, and any or all of such divisions and determinations, may be accomplished by an amendment to the Restated Certificate of Incorporation authorized and approved by the Board of Directors of the Corporation. The Board of Directors is authorized to change the designation or number of shares, or the relative rights, preferences and limitations of shares of any theretofore established series no shares of which have been issued. Notwithstanding the foregoing, the Board of Directors of the Company shall retain no authority hereafter, absent an affirmative vote of the requisite majority of holders of Common Stock and of holders of the requisite majority of other classes of stock of the Company entitled to vote thereon, if any, to redesignate the 15,000,000 shares of preferred stock as stock of an undesignated class of stock or of Common Stock."

                                     * * * *

                  IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation is made this 30th day of September, 1999.


                                          DENDRITE INTERNATIONAL, INC.

                                          JOHN E. BAILYE
                                          _____________________________________
                                          John E. Bailye
                                          President and Chief Executive Officer
ATTEST:

   CHRISTOPHER J. FRENCH
By:_______________________________
   Christopher J. French
   Vice President, General Counsel
   and Secretary